EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2006 Stock Incentive Plan of Aftermarket Technology Corporation of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of Aftermarket Technology Corporation, Aftermarket Technology Corporation Management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aftermarket Technology Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                            /s/ Ernst & Young LLP

Chicago, Illinois

May 31, 2006